As filed with the Securities and Exchange Commission on May 25, 2005 Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                   POINT.360
                                   ---------
             (Exact name of registrant as specified in its charter)


                                   California
                                   ----------
          (State or other jurisdiction of incorporation or organization)


                                   95-4272619
                                   ----------
                      (IRS Employer Identification Number)


              2777 North Ontario Street, Burbank, California 91504
             ------------------------------------------------------
          (Address of principal executive offices, including zip code)


                           2005 EQUITY INCENTIVE PLAN
                                  OF POINT.360
                                ---------------
                            (Full title of the plan)


                                  ALAN R. STEEL
                                 --------------
              2777 North Ontario Street, Burbank, California 91504
                     (Name and address of agent for service)


                                 (818) 565-1400
                                 --------------
          (Telephone number, including area code, of agent for service)


                                    Copy to:
                             WILLIAM D. GOULD, ESQ.
                      Troy & Gould Professional Corporation
                       1801 Century Park East, Suite 1600
                           Los Angeles, CA 90067-2367
                                 (310) 553-4441


                         CALCULATION OF REGISTRATION FEE


                                Proposed maximum    Proposed maximum    Proposed maximum      Amount of
Title of securities to be       Amount to be        offering price      aggregate offering    registration
registered                      registered(1)       per share(2)        price(2)              fee(2)

Common Stock, no par value      2,000,000 shares    $2.88               $5,760,000              $679.68

----------

    (1) Pursuant to Rule 416(a) of the Securities Act of 1933 (the "Securities Act"), this Registration Statement covers, in addition to the shares of common stock specified above, an indeterminate number of additional shares of common stock that may become issuable under the 2005 Equity Incentive Plan of Point.360 (the "Plan") as a result of the anti-dilution adjustment provisions of the plan.

    (2) The registration fee of $679.68 for the 2,000,000 shares of common stock that are being registered pursuant to this Registration Statement was calculated as follows: The 2,000,000 shares of common stock being registered hereunder are not the subject of outstanding options and the offering price therefore is not known. The proposed maximum offering price per share and maximum aggregate offering price were estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based upon a price of $2.88, which is the average of the high and low sales prices of the common stock on the Nasdaq National Market on May 19, 2005.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1   PLAN INFORMATION.*


Item 2   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

-------------

    * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act") and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents have been filed by Point.360 (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are incorporated in this Registration Statement by reference:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 2004;

    2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

    3.   The  Company's   Form  8-K  dated  February  7,  2005  related  to  its
         acquisition of the assets of Sound Solutions, LLC for cash and stock;

    4. The Company's Form 8-K dated February 25, 2005 related to its earnings release for the quarter ended December 31, 2004;

   5. The Company's Form 8-K dated May 6, 2005 related to its earnings release for the quarter ended March 31, 2005; and

    6. The description of the Company's common stock that is contained in the Company's Registration Statement on Form 8-A dated December 31, 1996 (Registration No. 0-21917), including any amendment or report subsequently filed by the Company for the purpose of updating such description.

         In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered pursuant to this Registration Statement have been sold or deregistering all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.


Item 4.  DESCRIPTION OF SECURITIES.

         Not applicable.


Item 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

         Not applicable.


Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 317(b) of the California Corporations Code (the "Corporations Code") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any "proceeding" (as defined in Section 317(a) of the Corporations Code), other than an action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee or other agent of the corporation (collectively, an "Agent"), against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if the Agent acted in good faith and in a manner the Agent reasonably believed to be in the best interest of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

         Section 317(c) of the Corporations Code provides that a corporation may indemnify any Agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was an Agent, against expenses actually and reasonably incurred by the Agent in connection with the defense or settlement of such action if the Agent acted in good faith and in a manner such Agent believed to be in the best interests of the corporation and its shareholders.

         Section 317(c) further provides that no indemnification may be made thereunder for any of the following: (i) in respect of any matter as to which an Agent shall have been adjudged to be liable to the corporation, unless the court in which such proceeding is or was pending shall determine that such Agent is fairly and reasonably entitled to indemnity for expenses; (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval; and (iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

         Section 317(d) of the Corporations Code requires that an Agent be indemnified against expenses actually and reasonably incurred to the extent the Agent has been successful on the merits in the defense of proceedings referred to in subdivisions (b) and (c) of Section 317 of the Corporations Code.

         Section 317(e) of the Corporations Code provides that, except as provided in Section 317(d), indemnification shall be made by the corporation only if specifically authorized and upon a determination that indemnification is proper in the circumstances because the Agent has met the applicable standard of conduct by any of the following: (i) a majority vote of a quorum consisting of directors who are not parties to the proceeding; (ii) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion;
(iii) approval of the shareholders, provided that any shares owned by the Agent may not vote thereon; or (iv) the court in which such proceeding is or was pending.

         Pursuant to Section 317(f) of the Corporations Code, the corporation may advance to an Agent expenses incurred in defending any proceeding upon receipt of an undertaking by the Agent to repay such amount if it is ultimately determined that the Agent is not entitled to be indemnified.

         Section 317(h) of the Corporations Code provides, with certain exceptions, that no indemnification shall be made under Section 317 in such case where it would be inconsistent with a provision of the corporation's articles of incorporation, bylaws, a shareholders' resolution or any agreement which prohibits or otherwise limits indemnification, or in such case where it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

         In addition to the indemnification described above that is expressly permitted under the Corporations Code, Article III of the Company's Restated Articles of Incorporation and Article VI of the Company's Bylaws authorize the Company to enter into agreements with Agents that provide for indemnification in excess of that permitted under Section 317 of the Corporations Code, to the extent permissible under California law.

         The Company has entered into indemnification agreements with its directors and officers in which the Company has agreed to indemnify its directors and officers against certain expenses, judgments, fines, settlements and other amounts that are incurred by them in connection with the defense or settlement of certain proceedings. In addition, as permitted by California law, the Company has purchased a directors' and officers' liability policy that insures its directors and officers against certain expenses, judgments, fines, settlements and other amounts that are incurred by them in connection with proceedings to which they are parties.


Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.


Item 8.  EXHIBITS.

Exhibit No.    Exhibit Description

    4.1        2005 Equity Incentive Plan of Point.360.

    4.2        Form of Nonqualified Stock Option Agreement.

    5.1 Opinion of Troy & Gould Professional Corporation with respect to the securities being registered.

    23.1       Consent of Troy & Gould  Professional  Corporation  (contained in
               Exhibit 5.1).

    23.2       Consent of Singer Lewak Greenbaum & Goldstein LLP.

    24.1       Power of attorney (contained on the signature page hereto).


Item 9.  UNDERTAKINGS.

         1. The Company hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this
                  Registration Statement or any material change to such information in this Registration Statement;

            provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to
            Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

               (2) That, for the purpose of determining  any liability under the
            Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To  remove  from  registration  by means of a  post-effective amendment any of the securities being registered hereunder which remain unsold at the termination of the offering.

         2. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burbank, State of California, on this 4th day of May, 2005.

                                            POINT.360

                                            By:  /s/ Haig S. Bagerdjian
                                                 -------------------------
                                                 Haig S. Bagerdjian
                                                 Chairman of the Board,
                                                 President and
                                                 Chief Executive Officer


                                POWER OF ATTORNEY


         Each person whose signature appears below hereby constitutes and appoints Haig S. Bagerdjian, his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Commission under the Securities Act of 1933, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                   TITLE                                              DATE

/s/ Haig S. Bagerdjian      Chairman of the Board, President and               May 4, 2005
----------------------      Chief Executive Officer, and Director
Haig S. Bagerdjian          (Principal Executive Officer)


/s/ Alan R. Steel           Executive Vice President,                          May 4, 2005
----------------------      Finance and Administration and
Alan R. Steel               Chief Financial Officer, Secretary and Treasurer
                            (Principal Financial and Accounting Officer)


/s/ Robert A. Baker         Director                                           May 4, 2005
-----------------------
Robert A. Baker


/s/ Gregory J. Hutchins     Director                                           May 4, 2005
-----------------------
Gregory J. Hutchins


/s/ Sam P. Bell             Director                                           May 4, 2005
-----------------------
Sam P. Bell


/s/ G. Samuel Oki           Director                                           May 4, 2005
-----------------------
G. Samuel Oki



                                  EXHIBIT INDEX


Exhibit No.       Exhibit Description

     4.1          2005 Equity Incentive Plan of Point.360.

     4.2          Form of Nonqualified Stock Option Agreement.

     5.1 Opinion of Troy & Gould Professional Corporation with respect to the securities being registered.

     23.1         Consent of Troy & Gould Professional Corporation (contained in
                  Exhibit 5.1).

     23.2         Consent of Singer Lewak Greenbaum & Goldstein LLP.

     24           Power of attorney (contained on the signature page hereto).











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